Exhibit 23.2

The Board of Directors
Security First Network Bank:

We consent to the use of our reports included herein and to the reference to our firm under the headings "Experts" and "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus.


                              KPMG Peat Marwick LLP

                              /s/  KPMG Peat Marwick LLP


Atlanta, Georgia
August 21, 1998